As filed with the Securities and Exchange Commission on January 22, 2020.

Registration No. 333-235989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADAPTIVE BIOTECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Washington	2836	27-0907024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

(206) 659-0067

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad Robins

Chief Executive Officer

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

(206) 659-0067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Ledbetter Tyler Hollenbeck DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, Washington 98104 (206) 839-4800	Stacy Taylor Senior Vice President and General Counsel Adaptive Biotechnologies Corporation 1551 Eastlake Avenue East, Suite 200 Seattle, Washington 98102 (206) 659-0067	James Evans Amanda Rose Jennifer Hitchcock Fenwick & West LLP 1191 Second Avenue, Floor 10 Seattle, Washington 98101 (206) 389-4510

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment”) to the Registration Statement on Form S-1 (File No. 333-235989) (“Registration Statement”) of Adaptive Biotechnologies Corporation is being filed solely for the purpose of filing Exhibit 1.1, as indicated in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to this Amendment and the filed exhibit. The preliminary prospectus is unchanged and has been omitted from this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is a statement of the costs and expenses, other than the underwriting discounts and commissions, to be incurred by us in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC Registration Fee	$33,318
FINRA Filing Fee	39,002
Accounting Fees and Expenses	120,000
Legal Fees and Expenses	500,000
Transfer Agent Fees	10,000
Printing and Engraving Expenses	115,000
Miscellaneous	32,680

Total	$850,000

Item 14. Indemnification of Directors and Officers

RCW 23B.08.320 permits a Washington corporation to, through its articles of incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for the following:

i.	acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director;

ii.	conduct violating RCW 23B.08.310 relating to unlawful distributions;

iii.	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled; and
iv.	any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective.

RCW 23B.08.510 authorizes a Washington corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

i.	the individual acted in good faith; and

ii.

the individual reasonably believed (a) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests, and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

iii.	in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the forgoing, a Washington corporation may not indemnify a director under RCW 23B.08.510 in connection with (a) a proceeding by or on behalf of the corporation in which the director was adjudged liable to the corporation or (b) any other proceeding charging improper personal benefit to the director, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Additionally, where a proceeding is by or on behalf of the corporation, the indemnification permitted under RCW 23B.08.510 is limited to reasonable expenses incurred in connection with the proceeding.

RCW 23B.08.520 mandates a Washington corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, unless such indemnification is limited in the corporation’s articles of incorporation. Our Articles of Incorporation do not contain any such limitation.

RCW 23B.08.540 permits court-ordered indemnification, unless a corporation’s articles of incorporation provides otherwise. Pursuant to this provision, in the absence of a contrary provision in a corporation’s articles of incorporation, a director who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction, and such court may order indemnification or advance of expenses if it makes certain determinations.

Under RCW 23B.08.570, unless a corporation’s articles of incorporation provide otherwise, an officer of a Washington corporation who is not a director is also entitled to mandatory indemnification under RCW 23B.08.520 and court-ordered indemnification under RCW 23B.08.540, each of which sections are summarized above, to the same extent as a director. Further, a Washington corporation may indemnify an officer, employee or agent of the corporation under RCW 23B.08.510, to the same extent as a director.

RCW 23B.08.580 permits a corporation to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation, or who while a director, officer, employee or agent of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify such individual against the same liability under RCW 23B.08.510 and 23B.08.520.

Our Articles of Incorporation and our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Washington law.

We have entered into indemnification agreements with each of our current directors and executive officers, and may enter into indemnification agreements with future directors and executive officers, to provide such directors and officers, additional contractual assurances regarding the scope of the indemnification set forth in our Articles of Incorporation and our Bylaws and to provide additional procedural protections.

We may also purchase and maintain liability insurance on behalf of our directors, officers, employees, and agents. We currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions.

The underwriting agreement is expected to provide for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, against certain liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities we have sold since January 17, 2017.

(a) Sales of Preferred Stock

On December 11, 2017 we entered into a Series F-1 Preferred Stock Purchase Agreement, pursuant to which we issued and sold an aggregate of 4,686,649 shares of our Series F-1 convertible preferred stock at a price per share of $10.6686, for an aggregate purchase price of $49,999,984.

No underwriters were involved in the foregoing sales of securities. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options

In connection with our Sequenta Acquisition, we assumed stock options to purchase an aggregate of 1,574,045 shares of our Series E-1 convertible preferred stock with exercise prices ranging from $0.10 to $0.92 per share to employees, directors and consultants pursuant to our Sequenta Plan. During the period beginning January 17, 2017 and ending July 1, 2019, 555,234 shares of Series E-1 convertible preferred stock were issued upon the exercise of stock options pursuant to our Sequenta Plan, which were each converted into one share of our common stock in July 2019 upon the closing of our initial public offering.

During the period beginning January 17, 2017 and ending July 1, 2019, we granted stock options to purchase an aggregate of 10,259,452 shares of our common stock, with exercise prices ranging from $6.27 to $9.62 per share, to employees, directors and consultants pursuant to the 2009 Plan. During the period beginning January 17, 2017 and ending July 1, 2019, 1,570,940 shares of common stock were issued upon the exercise of stock options pursuant to the 2009 Plan.

The issuances of the securities described above were exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed/ Submitted Herewith

1.1	Form of Underwriting Agreement					X

3.1	Amended and Restated Articles of Incorporation	8-K	001-38957	3.1	7/1/2019

3.2	Amended and Restated Bylaws	8-K	001-38957	3.2	7/1/2019

4.1	Seventh Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its shareholders, dated May 30, 2019	S-1	333-231838	4.1	5/30/2019

4.2	Warrant dated April 21, 2014, issued by the Registrant to Alexandria Equities, LLC	S-1	333-231838	4.4	5/30/2019

5.1	Opinion of DLA Piper LLP (US)	S-1	333-235989	5.1	1/21/2020

10.1†	Strategic Collaboration and License Agreement between Genentech, Inc. and the Registrant, dated December 19, 2018	S-1	333-231838	10.1	5/30/2019

10.2†	Strategic Collaboration Agreement between Microsoft Corporation and the Registrant, dated December 11, 2017	S-1	333-231838	10.2	5/30/2019

10.3†	Master Terms & Conditions of Sale between Illumina, Inc. and the Registrant, dated May 28, 2019	S-1/A	333-231838	10.3	6/17/2019

10.4	Amended and Restated Side Letter Agreement among Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund Master Ltd. and the Registrant, dated May 8, 2019	S-1	333-231838	10.5	5/30/2019

10.5	Form of Amended and Restated Employment Agreement between the Registrant and certain of its executive officers	S-1	333-231838	10.7	5/30/2019

10.6	Form of Amended and Restated Employment Agreement between the Registrant and each of Lance Baldo, MD and Francis T. Lo	S-1	333-231838	10.8	5/30/2019

10.7	Form of Restated Non-Employee Director Change in Control Agreement between the Registrant and each of its non-employee directors	S-1	333-231838	10.9	5/30/2019

10.8	Executive Severance Agreement between the Registrant and Chad Cohen, dated May 1, 2019	S-1	333-231838	10.10	5/30/2019

10.9	Executive Severance Agreement between the Registrant and Lance Baldo, MD, dated April 22, 2019	S-1	333-231838	10.11	5/30/2019

10.10	Executive Severance Agreement between the Registrant and Charles Sang, dated May 1, 2019	S-1	333-231838	10.12	5/30/2019

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed/ Submitted Herewith

10.11	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers	S-1	333-231838	10.13	5/30/2019

10.12	Adaptive Biotechnologies Corporation Non-Employee Director Compensation Policy	S-1/A	333-231838	10.14	6/17/2019

10.13	Adaptive Biotechnologies Corporation 2009 Equity Incentive Plan and form of award agreement thereunder	S-1	333-231838	10.15	5/30/2019

10.14	Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan and form of award agreement thereunder	10-Q	001-38957	10.12	8/13/2019

10.15	Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan	S-1/A	333-231838	10.17	6/17/2019

10.16	Lease Agreement between ARE-Seattle No. 11, LLC and Adaptive TCR Corporation, dated July 21, 2011, as amended by Amendment No. 1, dated August 26, 2011, Amendment No. 2, dated June 30, 2014, Amendment No. 3, dated November 5, 2015, Amendment No. 4, dated December 23, 2015, and Amendment No. 5, dated June 6, 2016	S-1	333-231838	10.18	5/30/2019

10.17†	Sixth Amendment to Lease Agreement between Adaptive Biotechnologies Corporation and ARE-Seattle No. 11, LLC, dated August 2, 2019	8-K	001-38957	10.1	8/7/2019

10.18†	Lease Agreement between Adaptive Biotechnologies Corporation and ARE-Seattle No. 12, LLC, dated August 2, 2019	8-K	001-38957	10.2	8/7/2019

10.19†	IVD Test Kit Development and Supply Agreement between Illumina, Inc. and Adaptive Biotechnologies Corporation, effective September 23, 2019	10-Q	001-38957	10.3	11/12/2019

23.1	Consent of Independent Registered Public Accounting Firm	S-1	333-235989	23.1	1/21/2020

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	S-1	333-235989	23.2	1/21/2020

24.1	Power of Attorney (included on the signature page)	S-1	333-235989	24.1	1/21/2020

101.INS	XBRL Instance Document	—	—	—	—

101.SCH	XBRL Taxonomy Extension Schema Document	—	—	—	—

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	—	—	—	—

Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed/ Submitted Herewith

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	—	—	—	—

101.LAB	XBRL Taxonomy Extension Label Linkbase Document	—	—	—	—

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	—	—	—	—

†

Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K promulgated under the Securities Act because the information is not material and would be competitively harmful if publicly disclosed.

(b) Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on January 22, 2020.

Adaptive Biotechnologies Corporation

By:	/s/ Chad Robins
Chad Robins Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chad Robins Chad Robins	Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2020

/s/ Chad Cohen Chad Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2020

* Kevin Conroy	Director	January 22, 2020

* Eric Dobmeier	Director	January 22, 2020

* David Goel	Director	January 22, 2020

* Michelle Griffin	Director	January 22, 2020

* Robert Hershberg, PhD, MD	Director	January 22, 2020

* Peter Neupert	Director	January 22, 2020

* Michael Pellini, MD	Director	January 22, 2020

* Andris Zoltners, PhD	Director	January 22, 2020

*By:	/s/ Chad Robins
Chad Robins Attorney-in-Fact